UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BARRACUDA NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

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BARRACUDA NETWORKS, INC.

3175 S. Winchester Blvd.

Campbell, CA 95008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Daylight Time on Thursday, August 10, 2017

Dear Stockholders of Barracuda Networks, Inc.:

The 2017 annual meeting of stockholders (the “Annual Meeting”) of Barracuda Networks, Inc., a Delaware corporation (the “Company”), will be held on Thursday, August 10, 2017 at 1:00 p.m. Pacific Daylight Time, at our principal executive offices, located at 3175 S. Winchester Blvd., Campbell, CA 95008, for the following purposes, as more fully described in the accompanying proxy statement:

1.	to elect two Class I directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending February 28, 2018; and

3.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on June 21, 2017 as the record date for the Annual Meeting. Only stockholders of record on June 21, 2017 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about June 28, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our 2017 annual report. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our 2017 annual report can be accessed directly at the following Internet address: http://www.astproxyportal.com/ast/18596. You simply need to enter the control number located on your proxy card to access these materials.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Barracuda Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

/s/ William D. “BJ” Jenkins, Jr.
William D. “BJ” Jenkins, Jr. Chief Executive Officer and Director Campbell, California June 28, 2017

i

BARRACUDA NETWORKS, INC.

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Daylight Time on Thursday, August 10, 2017

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2017 annual meeting of stockholders of Barracuda Networks, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, August 10, 2017 at 1:00 p.m. Pacific Daylight Time, at our principal executive offices, located at 3175 S. Winchester Blvd., Campbell, CA 95008. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2017 annual report is first being mailed on or about June 28, 2017 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending February 28, 2018; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of William D. “BJ” Jenkins, Jr. and Chet Kapoor as Class I directors; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending February 28, 2018.

Who is entitled to vote?

Holders of our common stock as of the close of business on June 21, 2017, the record date, may vote at the Annual Meeting. As of the record date, there were 52,967,103 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person by ballot at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person by ballot at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. on August 9, 2017 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-776-9437 (have your proxy card in hand when you call);

•	by signing, dating and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the secretary of Barracuda Networks, Inc., in writing, at Barracuda Networks, Inc., 3175 S. Winchester Blvd., Campbell, CA 95008; or

•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 12:30 p.m. Pacific Daylight Time and the Annual Meeting will begin at 1:00 p.m. Pacific Daylight Time. Each stockholder should be prepared to present:

•	valid government photo identification, such as a driver’s license or passport; and

•	if you are a street name stockholder, proof of beneficial ownership as of June 21, 2017, the record date, such as your most recent account statement reflecting your stock ownership as of June 21, 2017, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Parking is limited. Please consider using public transportation. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons may be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. William D. “BJ” Jenkins, Jr. and Diane C. Honda have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our 2017 annual report, primarily via the Internet. On or about June 28, 2017, we expect to mail to all stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting and how to request printed copies of the proxy materials and 2017 annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How many votes are needed for approval of each proposal?

•	Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•	Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on any other matter at the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Barracuda Networks, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Barracuda Networks, Inc.

Attention: Secretary

3175 S. Winchester Blvd.

Campbell, CA 95008

(408) 342-5400

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 annual meeting of stockholders, our secretary must receive the written proposal at our principal executive offices not later than February 28, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Stockholder proposals should be addressed to:

Barracuda Networks, Inc.

Attention: Secretary

3175 S. Winchester Blvd.

Campbell, CA 95008

(408) 342-5400

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2018 annual meeting of stockholders, our secretary must receive the written notice at our principal executive offices:

•	not earlier than April 14, 2018; and

•	not later than the close of business on May 14, 2018.

In the event that we hold our 2018 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Recommendation or Nomination of Director Candidates

You may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of six members. Four of our directors are independent within the meaning of the listing standards of the New York Stock Exchange. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his successor, or his earlier resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Upon the recommendation of our nominating and corporate governance committee, we are nominating William D. “BJ” Jenkins, Jr. and Chet Kapoor to serve as Class I directors. If elected, Messrs. Jenkins and Kapoor will hold office for a three-year term until the annual meeting of stockholders to be held in 2020.

Set forth below are the names and certain information about the nominees for Class I directors. The names of, and certain information about, the continuing members of our board of directors are also set forth below. All information is as of May 31, 2017.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
William D. “BJ” Jenkins, Jr.	I	51	President, Chief Executive Officer and Director	2012	2017	2020
Chet Kapoor (1)(2)	I	50	Director	2017	2017	2020
Continuing Directors
Stephen P. Mullaney (3)	II	53	Director	2017	2018	—
Michael D. Perone	II	50	Executive Vice President, Chief Marketing Officer and Director	2003	2018	—
Jeffry R. Allen (1)(3)	III	65	Lead Independent Director	2007	2019	—
John H. Kispert (1)(2)	III	53	Director	2016	2019	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee

Nominees for Director

William D. “BJ” Jenkins, Jr. has served as our president, chief executive officer and as a member of our board of directors since November 2012. From April 1998 to November 2012, Mr. Jenkins served in various roles, including president of the Backup Recovery Systems division, at EMC Corporation, an information infrastructure company. He currently serves on the board of directors of Generac Holdings Inc., an electrical components and equipment company. He previously served as a director of Nimble Storage, Inc., a flash storage solutions company, and Apigee Corporation, an application program interface software company. Mr. Jenkins holds a B.S. degree in general engineering from the University of Illinois and an M.B.A. degree from Harvard Business School.

We believe that Mr. Jenkins is qualified to serve as a member of our board of directors because of the perspective he brings as our chief executive officer and his experience in senior management positions at several technology companies.

Chet Kapoor has served as a member of our board of directors since April 2017. Mr. Kapoor served as the chief executive officer, president and a director of Apigee Corporation, an API management and predictive analytics software company, from January 2007 until its acquisition by Google Inc. in October 2016. From May 2005 to December 2006, Mr. Kapoor served as vice president of content management and search products at International Business Machines Corporation. From December 2004 to May 2005, Mr. Kapoor served as chief executive officer of Gluecode Software, Inc., an open source application infrastructure company. From April 2002 to December 2004, Mr. Kapoor served as the vice president and general manager at BEA Systems, Inc., an enterprise infrastructure software company. Mr. Kapoor holds a B.S. degree in Engineering from Arizona State University.

We believe that Mr. Kapoor is qualified to serve as a member of our board of directors because of his extensive experience in the hardware and software industries and expertise as the former chief executive officer of a public company in the technology sector.

Continuing Directors

Stephen P. Mullaney has served as a member of our board of directors since April 2017. Mr. Mullaney served as senior vice president and general manager, networking and security business unit at VMware, Inc., a cloud and virtualization software and services company, from August 2012 to October 2014. From April 2009 through its acquisition by VMware in August 2012, Mr. Mullaney served as chief executive officer at Nicira Networks Inc., a software-defined networking and network virtualization company. From March 2007 to April 2009, Mr. Mullaney served as vice president, marketing, and interim chief executive officer at Palo Alto Networks, Inc., a network and enterprise security company. From 2003 to 2007, Mr. Mullaney served as vice president, marketing at Blue Coat Systems Inc., a cybersecurity and network management company. Mr. Mullaney currently serves on the board of directors of several privately held companies. Mr. Mullaney holds a B.S. in Electrical Engineering from the University of Rhode Island.

We believe that Mr. Mullaney is qualified to serve as a member of our board of directors because of his extensive experience and various management roles at a number of public companies in the cyber and network security industries.

Michael D. Perone co-founded our company in 2003 and serves as our executive vice president, chief marketing officer and as a member of our board of directors. Additionally, from April 2012 to November 2012, Mr. Perone served as a member of the office of the Chief Executive Officer (“Office of the CEO”). Prior to co-founding our company, he co-founded Affinity Path, Inc., a private label Internet service provider, and served as its chief marketing officer from January 2000 to January 2002. From January 1999 to December 2000, Mr. Perone co-founded Spinway, Inc., an Internet service provider, and served as its chief visionary officer. From January 1996 to January 1999, he founded and served as president of Address.com, Inc., an email and Internet access provider.

We believe that Mr. Perone is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our co-founder and because of his experience in founding and growing technology companies.

Jeffry R. Allen has served as our lead independent director since September 2013 and as a member of our board of directors since June 2007. Since May 2005, Mr. Allen has served as a director at NetApp, Inc., a storage solutions company. Mr. Allen served in various roles at NetApp, including as its executive vice president of business operations, and its chief financial officer, from December 1996 to June 2005. From July 1990 through December 1996, Mr. Allen was responsible for various financial operations and manufacturing roles at SynOptics Communications, Inc., a computer communications company, and subsequently at Bay Networks, the company created via the merger of SynOptics and Wellfleet Communications, Inc. Previously, Mr. Allen had a

17-year career at Hewlett-Packard Company, where he served in a variety of financial, information systems and financial management positions, including controller for the Information Networks Group. Mr. Allen holds a B.S. degree in accounting from San Diego State University.

We believe that Mr. Allen is qualified to serve as a member of our board of directors because of his financial and accounting expertise and his experience serving in a variety of finance positions at numerous public companies.

John H. Kispert has served as a member of our board of directors since August 2016. Mr. Kispert has served as a managing partner of Black Diamond Ventures, a venture capital firm, since March 2016. Prior to Black Diamond Ventures, Mr. Kispert served as president and chief executive officer and a director of Spansion, Inc., a manufacturer of flash memory products, from February 2009 until March 2015. On March 12, 2015 Spansion completed its merger with Cypress Semiconductor Corporation, a semiconductor and electronics manufacturer. Mr. Kispert currently serves on the board of directors of Gigamon Inc., a provider of network traffic visibility solutions, and TriNet Group, Inc., a cloud-based professional employer organization for small and medium-sized businesses and previously served on the board of directors of Extreme Networks, Inc., a network hardware company and Cypress Semiconductor Corporation, a semiconductor and electronics manufacturer.

We believe that Mr. Kispert is qualified to serve as a member of our board of directors because of his financial and operational expertise, his experience serving as the chief executive officer and the chief financial officer of numerous public companies in the technology industry, and his experience serving on the boards of directors of public companies.

Director Independence

Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing standards of the New York Stock Exchange. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange.

Our board of directors has undertaken a review of the independence of each director nominee and director. Based on information provided by each director nominee and director concerning his background, employment and affiliations, our board of directors determined that Messrs. Allen, Kapoor, Kispert and Mullaney, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Transactions, and Director Independence.”

Board Leadership Structure

Our Corporate Governance Guidelines provides that the board of directors shall fill the chairman or lead independent director of the board and chief executive officer positions based upon the board’s view of what is in the best interests of our company. The chief executive officer and chairman of the board may, but need not be, the same person.

The board of directors has determined that having two different individuals serve in the roles of lead independent director of the board and chief executive officer is in the best interest of us and our stockholders at this time, and that separating these roles provides the right foundation to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Mr. Jenkins currently serves as our chief executive officer and Mr. Allen currently serves as our lead independent director of the board. The chief executive officer is responsible for setting the strategic direction and the day-to-day leadership and performance of our company, while the lead independent director of the board provides overall leadership to the board of directors. The lead independent director of the board also works with the chief executive officer to prepare board meeting agendas and chairs meetings of the board of directors.

This leadership structure allows the chief executive officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our board of directors and those operating decisions. The board of directors believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Meetings and Committees

During our fiscal year ended February 28, 2017, the board of directors held eight meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he served during the periods that he served.

We encourage, but do not require, members of our board of directors to attend our annual meetings of stockholders. Three directors attended our 2016 annual meeting of stockholders.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Messrs. Allen, Kispert and Kapoor, with Mr. Kispert serving as chairman. The composition of our audit committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations, including the independence criteria set forth in Rule 10A-3 under the Exchange Act. Each member of our audit committee also meets the financial literacy requirements of the current New York Stock Exchange listing standards. In addition, our board of directors has determined that Messrs. Allen and Kispert are each an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews with management and the independent accountants, our interim and year end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions;

•	obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our audit committee is available on our website at http://investor.barracuda.com.

Compensation Committee

Our compensation committee is comprised of Messrs. Kapoor and Kispert, with Mr. Kapoor serving as chairman. The composition of our compensation committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on our website at http://investor.barracuda.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Allen and Mullaney, with Mr. Mullaney serving as chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under current New York Stock Exchange listing standards. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and of individual directors;

•	evaluate in conjunction with the compensation committee, and make recommendations to our board of directors regarding the compensation of our board of directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investor.barracuda.com.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our chief executive officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and corporate governance committee will also seek appropriate input from the chief executive officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members. The nominating and corporate governance committee may also interview director nominees.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual evaluations of the board of director and committees. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for nomination.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least 12 months prior to the date of the submission of the recommendation. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, and the regular director nominee criteria described above. Eligible stockholders wishing to recommend a candidate for nomination should contact our general counsel or our Legal Department in writing by letter. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

Any recommendation should be sent in writing to our general counsel or our Legal Department at Barracuda Networks, Inc., 3175 S. Winchester Blvd., Campbell, CA 95008.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our general counsel at Barracuda Networks, Inc., 3175 S. Winchester Blvd., Campbell, CA 95008. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our general counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the lead independent director of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted our Corporate Governance Guidelines, which address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, directors and executive officers, including our chief executive officer, chief financial officer and senior financial officers. This Code of Business Conduct and Ethics is posted on our website at http://investor.barracuda.com. Alternatively, you may obtain a copy of this code of ethics by contacting our corporate offices by calling (408) 342-5400 or by visiting our principal executive offices at 3175 S. Winchester Blvd., Campbell, CA 95008.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our chief executive officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting of the board of directors, and evaluates the risks inherent in significant transactions and legal regulatory compliance matters.

Director Compensation

In August 2014, our nominating and corporate governance committee, after consultation with our compensation committee and Radford, our independent compensation consultant at that time, recommended to our board of directors and our board of directors approved a policy for the compensation of the non-employee members of our board of directors (the “Previous Outside Director Compensation Policy”). Pursuant to this Outside Director Compensation Policy, each member of our board of directors who is not an employee and is not affiliated with a holder of greater than 5% of our outstanding capital stock (each an “Eligible Outside Director”) will receive equity compensation for their services on our board of directors, as described below. In April 2017, our board of directors, with input from Compensia, our independent compensation consultant at that time, approved amendments to our Outside Director Compensation Policy (the “Outside Director Compensation Policy”), including to provide that “Eligible Outside Directors” shall include all members of our board of directors who are not employees or contractors of ours.

Outside Director Compensation Policy

Beginning as of April 2017, each Eligible Outside Director will receive compensation under the Outside Director Compensation Policy as summarized below.

Initial Award. Each Eligible Outside Director appointed by our board of directors at a time other than at an annual meeting of stockholders will automatically be granted on the first day of the month on or following his or her date of appointment, an initial award under our 2012 Equity Incentive Plan (the “2012 Plan”) for a number of shares in the most recent annual award (as discussed below) prorated based on the number of complete months lapsed since the last annual meeting of stockholders divided by twelve. This initial award vests in full on the first day of the month following the vesting period based on the pro-rated months set forth above, subject to the Eligible Outside Director continuing to be a service provider through the applicable vesting date.

Annual Award. On the date of each annual meeting of stockholders beginning with the meeting following April 2017, each Eligible Outside Director will automatically be granted an annual award under the 2012 Plan with a grant date fair value of $175,000. This annual award vests in full on the one-year anniversary date of the award, subject to the Eligible Outside Director continuing to provide services through the applicable vesting date.

Retainer Awards. There are no per meeting attendance fees for attending regular meetings of the board of directors or any of its committees. Our Eligible Outside Directors are entitled to receive equity awards under the 2012 Plan for the services described below and with the following grant date fair values:

•	$50,000 per year for service as the lead independent director;

•	$30,000 per year for service as a board member (other than the lead independent director);

•	$20,000 per year for service as chairman of the audit committee;

•	$10,000 per year for service as a member of the audit committee;

•	$15,000 per year for service as chairman of the compensation committee;

•	$7,500 per year for service as a member of the compensation committee;

•	$10,000 per year for service as chairman of the nominating and corporate governance committee; and

•	$5,000 per year for service as a member of the nominating and corporate governance committee.

The retainer awards will be granted automatically as to 1/4th of each of the values set forth above on the first day of the month following each of our fiscal quarters to Eligible Outside Directors serving on the board of directors and the specified committees of the board of directors during the quarter, and will be fully vested on the date of grant.

100% of the value of each initial award, annual award, and retainer award shall be granted as restricted stock units (“RSUs”). The number of RSUs for each initial award, annual award and retainer award will be determined by dividing the specified value by the per share grant date fair value of each award by the closing sales price of our stock on the date of the award unless such date is a weekend in which case the price on the prior trading day will be used), with the result, in all cases, rounded down.

Previous Outside Director Compensation Policy

During fiscal 2017, Eligible Outside Directors received compensation under the Previous Outside Director Compensation Policy as summarized below.

Initial Award. Each Eligible Outside Director joining the board of directors was automatically granted an initial award under our 2012 Plan with a grant date fair value of $150,000. Each such initial award vests annually over the next three anniversaries of the grant date, subject to the Eligible Outside Director continuing to be a service provider through the applicable vesting date.

Annual Award. On the date of each annual meeting of stockholders, each Eligible Outside Director was automatically granted an annual award under the 2012 Plan with a grant date fair value of $150,000. Such annual awards vest annually over a three-year period on the day prior to the date of each year’s annual meeting, subject to the Eligible Outside Director continuing to provide services through the applicable vesting date.

Retainer Awards. There were no per meeting attendance fees for attending regular meetings of the board of directors or any of its committees. Our Eligible Outside Directors were entitled to receive equity awards under the 2012 Plan for the services described below and with the following grant date fair values:

•	$50,000 per year for service as the lead independent director;

•	$30,000 per year for service as a board member (other than the lead independent director);

•	$15,000 per year for service as chairman of the audit committee;

•	$7,500 per year for service as a member of the audit committee;

•	$7,500 per year for service as chairman of the compensation committee;

•	$5,000 per year for service as a member of the compensation committee;

•	$5,000 per year for service as chairman of the nominating and corporate governance committee; and

•	$3,000 per year for service as a member of the nominating and corporate governance committee.

The retainer awards were granted automatically as to 1/4th of each of the values set forth above on the last day of each of our fiscal quarters to Eligible Outside Directors serving on the board of directors and the specified committees of the board of directors on each such date and were fully vested on the date of grant.

For each initial award, annual award and retainer award, 75% of the value of such award was granted as stock options and 25% of the value of the award was granted as RSUs.

2017 Director Compensation

The following table summarizes compensation paid by us to each of our non-employee directors during the fiscal year ended February 28, 2017. We reimburse any travel expenses or other meeting attendance related expenses for attending meetings for all of our non-employee directors. Other than as set forth in the table and described more fully below, we did not pay any fees to, make any equity awards to, or pay any other compensation to our non-employee directors during fiscal 2017.

Messrs. Jenkins and Perone receive no additional compensation for their service as directors. See “Executive Compensation” for more information regarding Messrs. Jenkins’ and Perone’s compensation during fiscal 2017. See “Certain Relationships and Related Transactions, and Director Independence” for information regarding compensation for Mr. Levow, our Chief Technology Officer and former director, during fiscal 2017.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation($)	Total($) (2)
Jeffry R. Allen	—	53,739	161,258	—	214,997
James J. Goetz (3)(4)	—	—	—	—	—
David R. Golob (3)(4)	—	—	—	—	—
Chet Kapoor (5)	—	—	—	—	—
John H. Kispert	—	44,515	133,604	—	178,119
Stephen P. Mullaney (5)	—	—	—	—	—
Gordon L. Stitt (4)	—	48,106	144,391	—	192,497
Kevin B. Thompson (6)	—	4,684	14,059	—	18,743

(1)	The dollar amounts in “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of the stock awards and option awards granted during the fiscal year ended February 28, 2017. These amounts have been calculated in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions that we used to calculate these amounts are discussed in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2017 filed with the SEC on May 15, 2017.
(2)	Certain figures may not sum due to rounding.
(3)	During fiscal 2017, Messrs. Goetz and Golob were not eligible to receive compensation under the Outside Director Compensation Policy as each was affiliated with a holder of greater than 5% of our capital stock.
(4)	Messrs. Goetz, Golob and Stitt resigned from our board of directors in May 2017.
(5)	Messrs. Kapoor and Mullaney joined our board of directors in May 2017.
(6)	Mr. Thompson did not stand for re-election at our 2016 annual meeting of stockholders.

The following table presents certain information concerning outstanding equity awards held by our directors as of February 28, 2017. Outstanding equity awards for each of Messrs. Jenkins and Perone for service as an employee is presented in “Executive Compensation—Outstanding Equity Awards at 2017 Year-End” below.

	Option Awards					Stock Awards
Name	Grant Date	Number of Outstanding Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Unvested Shares or Units of Stock (#)
Jeffry R. Allen	05/18/2012	50,000	(1)	12.39	05/18/2022	—
	08/31/2014	1,063	(1)	24.85	08/31/2024	—
	11/30/2014	745	(1)	35.93	11/30/2024	—
	02/28/2015	698	(1)	38.09	02/28/2025	—
	05/31/2015	695	(1)	39.34	05/31/2025	—
	07/29/2015	9,191	(2)	27.58	07/29/2025	—
	08/31/2015	1,045	(1)	26.29	08/31/2025	—
	11/30/2015	1,455	(1)	19.03	11/30/2025	—
	02/29/2016	2,155	(1)	12.86	02/28/2026	—
	05/31/2016	1,609	(1)	17.21	05/31/2026	—
	08/10/2016	11,330	(3)	21.90	08/10/2026	—
	08/31/2016	1,286	(1)	23.20	08/31/2026	—
	11/30/2016	1,375	(1)	22.04	11/30/2026	—
	02/28/2017	1,257	(1)	23.66	02/28/2027	—
	07/29/2015	—		—	—	906	(4)
	08/10/2016	—		—	—	1,712	(5)
James J. Goetz (6)	—	—		—	—	—
David R. Golob (6)	—	—		—	—	—
Chet Kapoor (7)	—	—		—	—	—
John H. Kispert	08/10/2016	11,330	(3)	21.90	08/10/2026	—
	08/31/2016	742	(1)	23.20	08/31/2026	—
	11/30/2016	794	(1)	22.04	11/30/2026	—
	02/28/2017	725	(1)	23.66	02/28/2027	—
	08/10/2016	—		—	—	1,712	(5)
Zachary S. Levow	11/20/2012	40,000	(1)	12.66	11/20/2022	—
	07/15/2014	50,000	(8)	33.40	07/15/2024	—
	04/08/2015	40,000	(9)	42.92	04/08/2025	—
	05/25/2016	12,500	(10)	17.13	05/26/2026	—
	10/15/2014	—		—	—	25,000	(11)
	04/08/2015	—		—	—	30,000	(12)
	05/25/2016	—		—	—	37,500	(13)
Stephen P. Mullaney (7)	—	—		—	—	—
Gordon L. Stitt (6)	05/18/2012	50,000	(1)	12.39	05/18/2022	—
	08/31/2014	696	(1)	24.85	08/31/2024	—
	11/30/2014	489	(1)	35.93	11/30/2024	—
	02/28/2015	457	(1)	38.09	02/28/2025	—
	05/31/2015	455	(1)	39.34	05/31/2025	—
	07/29/2015	9,191	(2)	27.58	07/29/2025	—
	08/31/2015	682	(1)	26.29	08/31/2025	—
	11/30/2015	952	(1)	19.03	11/30/2025	—
	02/29/2016	1,409	(1)	12.86	02/28/2026	—
	05/31/2016	1,052	(1)	17.21	05/31/2026	—
	08/10/2016	11,330	(3)	21.90	08/10/2026	—
	08/31/2016	842	(1)	23.20	08/31/2026	—
	11/30/2016	900	(1)	22.04	11/30/2026	—
	02/28/2017	821	(1)	23.66	02/28/2027	—
	07/29/2015	—		—	—	906	(4)
	08/10/2016	—		—	—	1,712	(5)
Kevin B. Thompson (14)	—	—		—	—	—

(1)	Shares subject to the option are fully vested and immediately exercisable.
(2)	Shares subject to the option vest in three equal annual installments beginning on July 29, 2016, subject to continued service through each such vesting date.
(3)	Shares subject to the option vest in three equal annual installments beginning on August 10, 2017, subject to continued service through each such vesting date.
(4)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in two equal annual installments beginning on July 29, 2017, subject to continued service through each such vesting date.
(5)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in three equal annual installments beginning on August 10, 2017, subject to continued service through each such vesting date.
(6)	Messrs. Goetz, Golob and Stitt resigned from our board of directors in May 2017.
(7)	Messrs. Kapoor and Mullaney joined our board of directors in May 2017.
(8)	Shares subject to the option vest in 16 equal quarterly installments beginning on September 18, 2014, subject to continued service through each such vesting date.
(9)	Shares subject to the option vest in 16 equal quarterly installments beginning on July 8, 2015, subject to continued service through each such vesting date.
(10)	Shares subject to the option vest in 16 equal quarterly installments beginning on August 25, 2016, subject to continued service through each such vesting date.
(11)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in two equal annual installments beginning on November 1, 2017, subject to continued service through each such vesting date.
(12)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in three equal annual installments beginning on May 1, 2017, subject to continued service through each such vesting date.
(13)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in three equal annual installments beginning on June 1, 2017, subject to continued service through each such vesting date.
(14)	Mr. Thompson did not stand for re-election at our 2016 annual meeting of stockholders.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our board of directors is currently composed of six members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, William D. “BJ” Jenkins, Jr. and Chet Kapoor as nominees for election as Class I directors at the Annual Meeting. If elected, each of Messrs. Jenkins and Kapoor will serve as Class I directors until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified. Messrs. Jenkins and Kapoor are currently members of our board of directors. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign and date your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Jenkins and Kapoor. We expect that Messrs. Jenkins and Kapoor will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our financial statements for our fiscal year ending February 28, 2018. During our fiscal year ended February 28, 2017, EY served as our independent registered public accounting firm.

Notwithstanding the appointment of EY and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending February 28, 2018. Our audit committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of EY, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by EY for our fiscal years ended February 29, 2016 and February 28, 2017.

	2016	2017
Audit Fees (1)	$1,452,423	$1,410,759
Tax Fees (2)	143,000	—
All Other Fees (3)	1,945	6,225

Total Fees	$1,597,368	$1,416,984

(1)	Audit Fees consist of professional services and expenses, rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of our quarterly consolidated financial statements presented in our Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Tax Fees consist of fees for professional services and expenses, for tax compliance, tax advice and tax planning. These services include transfer pricing tax consulting, assistance regarding federal, state and international tax compliance, and other tax consulting.
(3)	All Other Fees consist of permitted services other than those that meet the criteria above and include accounting subscriptions.

Auditor Independence

In our fiscal year ended February 28, 2017, there were no other professional services provided by EY that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to EY since our initial public offering, effective November 6, 2013, were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of EY requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of our board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the Securities and Exchange Commission. The audit committee operates under a written charter approved by our board of directors, which is available on our web site at http://investor.barracuda.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and EY;

•	discussed with EY the matters required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees; and

•	received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 28, 2017 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

John H. Kispert (Chairman)

Jeffry R. Allen

Chet Kapoor

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of May 31, 2017. Officers are appointed by our board of directors to hold office until their successors are appointed and qualified.

Name	Age	Position(s)
William D. “BJ” Jenkins, Jr.	51	President, Chief Executive Officer and Director
Dustin Driggs	46	Chief Financial Officer
Michael D. Hughes	49	Senior Vice President of Worldwide Sales
Michael D. Perone	50	Executive Vice President, Chief Marketing Officer and Director
Diane C. Honda	52	Senior Vice President, General Counsel and Secretary

William D. “BJ” Jenkins, Jr. has served as our president, chief executive officer and as a member of our board of directors since November 2012. From April 1998 to November 2012, Mr. Jenkins served in various roles, including president of the Backup Recovery Systems division, at EMC Corporation, an information infrastructure company. He currently serves on the board of directors of Generac Holdings Inc., an electrical components and equipment company. He previously served as a director of Nimble Storage, Inc., a flash storage solutions company, and Apigee Corporation, an application program interface software company. Mr. Jenkins holds a B.S. degree in general engineering from the University of Illinois and an M.B.A. degree from Harvard Business School.

Dustin Driggs has served as our chief financial officer since August 2016 and previously served as our worldwide controller and chief accounting officer from March 2010 until July 2016 and as our director of FP&A from January 2007 to March 2010. From March 2006 to January 2007, Mr. Driggs served as corporate controller of Greenfield Networks Inc., a network infrastructure company. From September 1996 to March 2006, Mr. Driggs served in various finance leadership roles at Cisco Systems, Inc., including as controller of the Network Management Technology Group. Mr. Driggs holds a B.S. in Accounting from Loyola Marymount and an M.B.A. from Santa Clara University.

Michael D. Hughes has served as our senior vice president of worldwide sales since 2010. Prior to joining our company, he served as vice president of sales at Asempra Technologies, a provider of recovery solutions, from May 2007 to May 2009. From August 2004 to May 2007, Mr. Hughes served as the vice president of OEM sales and then as general manager and sales director of Northern Europe at McDATA Corporation, a storage networking and data infrastructure solutions company. From October 2002 to August 2004, he served as the director of business development at Invio Software, Inc., a storage software company. From August 1998 to October 2002, Mr. Hughes served in a variety of roles as at Marimba, Inc., a provider of systems management solutions, including director of business development and vice president of embedded systems. Mr. Hughes holds a B.S. degree in marketing from Miami University and an M.B.A. degree from the University of Michigan.

Michael D. Perone co-founded our company in 2003 and serves as our executive vice president, chief marketing officer and as a member of our board of directors. Additionally, from April 2012 to November 2012, Mr. Perone served as a member of the office of the CEO. Prior to co-founding our company, he co-founded Affinity Path, Inc., a private label Internet service provider, and served as its chief marketing officer from January 2000 to January 2002. From January 1999 to December 2000, Mr. Perone co-founded Spinway, Inc., an Internet service provider, and served as its chief visionary officer. From January 1996 to January 1999, he founded and served as president of Address.com, Inc., an email and Internet access provider.

Diane C. Honda has served as our senior vice president since May 2016 and as our general counsel and secretary since October 2012. Prior to joining us, she served in several positions, including vice president, general counsel and secretary at Extreme Networks, Inc., a network infrastructure provider, from November 2004 to October 2012. From February 2003 to February 2004, Ms. Honda served as director of legal affairs at Riverstone Networks, a provider of networking switching hardware. From June 1987 to June 2001, she served in several positions, including managing attorney of the Financial Services Organization, at Hewlett-Packard Company, a computer hardware, software and services company. Ms. Honda holds B.S. degrees in computer science and industrial management from Carnegie Mellon University and a J.D. degree from the Santa Clara University School of Law.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for our executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our chief executive officer makes recommendations to our compensation committee, often attends committee meetings, and is involved in the determination of compensation for the respective executive officers that report to him, except that our chief executive officer does not make recommendations as to his own compensation. Our chief executive officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and their performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer, as well as each individual compensation component.

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. Our compensation committee engaged Radford, our independent compensation consultant at that time, to establish a compensation peer group for us and review and assess the competitiveness of our executive compensation program against that peer group. Our compensation committee used this assessment to make market-competitive adjustments to the compensation opportunities for certain of our executive officers, including our named executive officers.

Fiscal 2017 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered to us during fiscal 2017 by our principal executive officer, our two other most highly compensated executive officers who were serving as executive officers as of February 28, 2017 and David Faugno, our former chief financial officer. We refer to these individuals as our named executive officers for fiscal 2017.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($)		Total($)
William D. “BJ” Jenkins, Jr.	2017	350,000		—	1,370,400	150,778	172,500		2,737	(3)	2,046,415
President and Chief Executive Officer	2016	350,000		—	3,433,600	1,531,528	119,000		2,294		5,436,422

Michael D. Hughes (4)	2017	295,000		—	1,156,275	169,625	260,836	(5)	3,124	(6)	1,884,861
Senior Vice President of Worldwide Sales

Michael D. Perone	2017	250,000		—	642,375	94,236	—		319	(7)	986,930
Executive Vice President and Chief Marketing Officer	2016	440,000		—	1,716,800	765,764	37,400		272,559		3,232,523

David Faugno (8)	2017	210,384	(9)	—	1,156,275	169,625	55,000		2,136		1,593,419
Former Chief Financial Officer	2016	440,000		—	1,716,800	765,764	37,400		2,336		2,962,300

(1)	The dollar amounts in “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of equity awards granted during the fiscal year computed in accordance with FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2017 filed with the SEC on May 15, 2017. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)

The amounts included in the “Non-Equity Incentive Plan Compensation” column represent the amounts earned and payable pursuant to the Executive Incentive Plan (the “Bonus Plan”). See the section titled “—Non-Equity Incentive Plan Compensation” for additional information. For Mr. Faugno, amount in fiscal

2017 represents 50% of his target bonus opportunity to which he became entitled pursuant to the terms of his Transition Services Agreement. See the section titled “—Executive Employment Arrangements” for additional information.
(3)	The amount consists of 401(k) matching contributions made by us on behalf of Mr. Jenkins and group term life fringe benefits.
(4)	Mr. Hughes was an executive officer, though not a named executive officer, during the fiscal year ended February 29, 2016.
(5)	The amount consists of $69,000 earned under our Bonus Plan as well as $191,836 of commissions earned based on achievement against bookings quotas.
(6)	The amount consists of 401(k) matching contributions made by us on behalf of Mr. Hughes and group term life fringe benefits.
(7)	The amount consists of group term life fringe benefits.
(8)	Mr. Faugno served as our Chief Financial Officer until he transitioned into an advisory role effective as of August 1, 2016.
(9)	The amount includes a payment of $27,050 for accrued paid vacation.

Non-Equity Incentive Plan Compensation

Messrs. Jenkins, Hughes, Perone and Faugno participated in our Bonus Plan. The bonus pool under our Bonus Plan funds based upon our achievement of specified gross billings and adjusted EBITDA targets (weighted 75% and 25%, respectively), established by the compensation committee for fiscal 2017. Bonuses are paid bi-annually based on our achievement of the performance targets, as determined by our compensation committee. If our performance results in achievement at 100% of targeted levels, the Bonus Plan pool will fund at the target amount. We must achieve more than 80% of each of the gross billings or adjusted EBITDA targets for the Bonus Plan pool to fund with respect to that specific performance objective. If we achieve greater than 100% of a specific performance objective target, the Bonus Plan pool funds additional amounts up to a maximum of 200% of the target amount at 110% achievement of a specific performance objective target.

Based on the weightings of the performance metrics, our compensation committee, in consultation with our management team, determined that the Bonus Plan pool funded at 115% of the target amount.

In addition, Mr. Hughes earned monthly commission payments based on achievements against bookings quotas for new business and renewals (weighted 90% and 10%, respectively). For fiscal 2017, Mr. Hughes, based on a weighted average achievement against these quotas of 90%, earned $191,836 of commissions as set forth in the Summary Compensation Table above.

The total cash incentive payments earned and payable to these named executive officers for fiscal 2017 are described in the “Non-Equity Incentive Plan Compensation” column of the fiscal 2017 Summary Compensation Table.

Executive Employment Arrangements

William D. “BJ” Jenkins, Jr.

In June 2013, we entered into an offer letter agreement with William D. “BJ” Jenkins, Jr., our chief executive officer, which superseded all prior employment letter agreements he had with us. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Jenkins’ current annual base salary is $350,000 and he is eligible to earn an annual incentive bonus of up to $250,000 in fiscal 2018.

Michael D. Hughes

In August 2012, we entered into an offer letter agreement with Michael D. Hughes, our senior vice president of worldwide sales. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Hughes’ current annual base salary is $300,000 and he is eligible to earn an annual incentive bonus of up to $60,000 in fiscal 2018 plus additional commission amounts based on achievements against fiscal 2018 bookings quotas.

Michael D. Perone

In July 2013, we entered into an offer letter agreement with Mr. Perone, our co-founder, executive vice president and chief marketing officer, which superseded all prior employment letter agreements he had with us. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Perone’s current annual base salary is $250,000 and he is not eligible to earn an annual incentive bonus in fiscal 2018.

David Faugno

In connection with Mr. Faugno’s resignation from his position as Chief Financial Officer effective August 1, 2016, we entered into a Transition Services Agreement with Mr. Faugno (the “Transition Services Agreement”) on July 29, 2016, which provides, among other things, that Mr. Faugno would end his employment with the Company no later than September 1, 2016 (his actual termination date, which was August 1, 2016, the “Termination Date”) and provides reasonable transition services in an advisory capacity from the Termination Date until November 1, 2017 (the “Expected Transition Termination Date”) or such earlier date as his services are terminated pursuant to the Transition Services Agreement (the period in which Mr. Faugno is providing transition services, the “Transition Period”).

Pursuant to the Transition Agreement, Mr. Faugno received during the Transition Period, among other things, his compensation and benefits as in effect as of the date of the Transition Services Agreement as well as an entitlement to receive 50% of his target bonus opportunity for the fiscal 2017 within 15 days of the Termination Date. Mr. Faugno also continued to vest in his outstanding options and RSUs through the Transition Period. As consideration for the above, Mr. Faugno provided us with a standard release of claims.

Change in Control Severance Agreements

The offer letter agreements we have entered into with our chief executive officer, William D. “BJ” Jenkins, Jr., our senior vice president of worldwide sales, Michael D. Hughes, and our chief marketing officer, Michael D. Perone, provide for severance compensation.

Upon a termination of his employment for other than for cause (as such term is defined in his offer letter agreement), death or disability, Mr. Jenkins will be eligible to receive the following separation benefits, subject to him timely executing and not revoking a release of claims in a form acceptable to us (i) continued payment of severance at a rate equal to his fiscal 2016 base salary for a period of 12 months; (ii) payment by us of up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents; and (iii) accelerated vesting of outstanding equity awards that would have vested had he remained employed with us for an additional six months. Upon a change in control (as such term is defined in his offer letter agreement), Mr. Jenkins will be eligible to receive (i) a lump sum payment equal to the base salary and bonus paid to him in fiscal 2016; and (ii) accelerated vesting of all outstanding stock options and the RSU award that were granted to him on November 1, 2012.

Upon a termination of employment other than for cause (as such term is defined in his offer letter agreement), including if the termination is a result of death or disability, or a resignation for good reason (as such term is defined in his offer letter agreement), Mr. Hughes will be eligible to receive the following separation benefits, subject to timely executing and not revoking a release of claims in a form acceptable to us (i) continued payment of severance of up to six months at a rate equal to his then current base salary (or 12 months if the termination occurs within the 12 months following a change in control (as such term is defined in his offer letter agreement)); (ii) payment by us of up to six months of COBRA premiums to continue health insurance coverage for him and his eligible dependents (or 12 months if the termination occurs within the 12 months following a change in control); and (iii) accelerated vesting of outstanding equity awards that would have vested had he remained employed with us for an additional six months or (12 months if the termination or resignation occurs within the 12 months following a change in control).

Upon a termination of employment other than for cause (as such term is defined in his offer letter agreement), including if the termination is a result of death or disability, or a resignation for good reason (as such term is defined in his offer letter agreement), Mr. Perone will be eligible to receive the following separation benefits, subject to timely executing and not revoking a release of claims in a form acceptable to us (i) continued payment of severance at a rate equal to his fiscal 2016 base salary and target bonus; (ii) payment by us of up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents; and (iii) accelerated vesting of outstanding equity awards that would have vested had he remained employed with us for an additional 12 months (or the greater of (x) 50% of the number of unvested shares subject to his then outstanding equity awards or (y) 12 months, in the event if the termination or resignation occurs within the 18 months following a change in control (as such term is defined in his offer letter agreement)).

The agreements also provide that in the event any amounts in the agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code, and could be subject to the related excise tax, the executive would be entitled to receive either full payment of benefits or such lesser amount, which would result in no portion of the benefits being subject to an excise tax, whichever results in the greater amount of after-tax benefits to the executive.

Outstanding Equity Awards at 2017 Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by our named executive officers as of February 28, 2017.

		Option Awards					Stock Awards
							Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
William D. “BJ” Jenkins, Jr.	11/01/2012	680,000	—	(1)	12.66	10/31/2022	—		—	—		—
President and Chief Executive Officer	08/08/2014	62,499	37,501	(2)	27.22	08/08/2024	—		—	—		—
	08/08/2014	—	—		—	—	50,000	(3)	1,183,000	—		—
	04/08/2015	35,000	45,000	(4)	42.92	04/08/2025	—		—	—		—
	04/08/2015	—	—		—	—	60,000	(5)	1,419,600	—		—
	05/25/2016	—	20,000	(6)	17.13	05/25/2026	—		—	—		—
	05/25/2016	—	—		—	—	—		—	80,000	(7)	1,892,800
Michael D. Hughes	11/30/2009	8,193	—	(1)	9.75	10/31/2019	—		—	—		—
Senior Vice President of Worldwide Sales	07/21/2010	9,677	—	(1)	10.62	07/20/2020	—		—	—		—
	05/18/2012	51,056	—	(1)	12.39	05/17/2022	—		—	—		—
	10/10/2013	13,887	2,779	(8)	19.62	10/09/2023	—		—	—		—
	04/29/2014	—	—		—	—	12,500	(9)	295,750	—		—
	07/15/2014	12,500	7,500	(10)	33.40	07/15/2024	—		—	—		—
	10/15/2014	5,625	4,375	(11)	29.99	10/15/2024	—		—	—		—
	10/15/2014	—	—		—	—	5,000	(12)	118,300	—		—
	04/08/2015	10,937	14,063	(4)	42.92	04/08/2025	—		—	—		—
	04/08/2015	—	—		—	—	18,750	(13)	443,625	—		—
	05/25/2016	4,218	18,282	(14)	17.13	05/25/2026	—		—	—		—
	05/25/2016	—	—		—	—	67,500	(15)	1,597,050	—		—
Michael D. Perone	11/20/2012	40,000	—	(1)	12.66	11/20/2022	—		—	—		—
Executive Vice President and Chief Marketing Officer	07/15/2014	31,250	18,750	(10)	33.40	07/15/2024	—		—	—		—
	10/15/2014	—	—		—	—	25,000	(12)	591,500	—		—
	04/08/2015	17,500	22,500	(4)	42.92	04/08/2025	—		—	—		—
	04/08/2015	—	—		—	—	30,000	(13)	709,800	—		—
	05/25/2016	2,343	10,157	(14)	17.13	05/25/2026	—		—	—		—
	05/25/2016	—	—		—	—	37,500	(15)	887,250	—		—
David Faugno	07/15/2014	30,469	9,140	(10)(16)	33.40	07/15/2024	—		—	—		—
Former Chief Financial Officer	07/15/2014	—	—		—	—	4,062	(16)(17)	96,107	—		—
	10/15/2014	3,515	1,172	(11)(16)	29.99	10/15/2024	—		—	—		—
	10/15/2014	—	—		—	—	9,687	(12)(16)	229,194	—		—
	04/08/2015	17,500	7,500	(4)(16)	42.92	04/08/2025	—		—	—		—
	04/08/2015	—	—		—	—	10,000	(13)(16)	236,600	—		—
	05/25/2016	4,218	2,812	(14)(16)	17.13	05/25/2026	—		—	—		—
	05/25/2016	—	—		—	—	16,875	(16)(18)	399,263	—		—

(1)	Shares subject to the option are fully vested and immediately exercisable.
(2)	Shares subject to the option vest in 16 equal quarterly installments beginning on November 8, 2014, subject to continued service through each such vesting date.
(3)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in two equal annual installments beginning on September 1, 2017, subject to continued service through each such vesting date.
(4)	Shares subject to the option vest in 16 equal quarterly installments beginning on July 8, 2015, subject to continued service through each such vesting date.
(5)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in three equal annual installments beginning on May 1, 2017, subject to continued service through each such vesting date.
(6)	One-fourth of the shares subject to the option vest on May 25, 2017 upon the Company’s satisfaction of certain performance criteria in fiscal year 2017 as determined by the board of directors and 6.25% of the shares vest quarterly thereafter, subject to continued service through each such vesting date.
(7)	One-fourth of the PSUs set forth above vest on June 1, 2017 upon the Company’s satisfaction of certain performance criteria in fiscal year 2017 as determined by the board of directors and 6.25% of the PSUs vest quarterly thereafter, subject to continued service through each such vesting date.
(8)	Shares subject to the option vest in 48 equal monthly installments beginning on November 10, 2013, subject to continued service through each such vesting date.
(9)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in two equal monthly installments beginning on May 1, 2017, subject to continued service through each such vesting date.
(10)	Shares subject to the option vest in 16 equal quarterly installments beginning on September 18, 2014, subject to continued service through each such vesting date.
(11)	Shares subject to the option vest in 16 equal quarterly installments beginning on January 15, 2015, subject to continued service through each such vesting date.
(12)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in two equal annual installments beginning on November 1, 2017, subject to continued service through each such vesting date.
(13)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in three equal annual installments beginning on May 1, 2017, subject to continued service through each such vesting date.
(14)	Shares subject to the option vest in 16 equal quarterly installments beginning on August 25, 2016, subject to continued service through each such vesting date.
(15)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in four equal annual installments beginning on June 1, 2017, subject to continued service through each such vesting date.
(16)	Mr. Faugno’s outstanding options and RSUs shown above reflect the effect of his Transition Services Agreement. See the section titled “—Executive Employment Arrangements” for additional information.
(17)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest on July 1, 2017, subject to continued service through such vesting date.
(18)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest on June 1, 2017, subject to continued service through such vesting date.

Other Employee Benefits and Perquisites

Our historic compensation program reflects our startup origins and form of organization. We have generally not offered extensive benefits or other compensation programs to the named executive officers, apart from cash compensation described above and employee benefits made available generally to our employees, including 401(k) plan matching contributions. See the section titled “—Retirement Plans” for additional information.

Retirement Plans

We maintain a 401(k) profit sharing plan which is intended to be a tax qualified plan under Sections 401(a) and 401(k) of the Code. All of our U.S. employees are eligible to participate on the first day of the month following the date of hire. The 401(k) profit sharing plan includes a salary deferral arrangement pursuant to which participants may elect to defer up to 90% of their current compensation not in excess of the statutorily prescribed limit, which was equal to $18,000 in each of fiscal 2016 and 2017 (catch up contributions for employees over 50 years of age allow an additional deferral of $6,000 each year), and have the amount of their compensation reduction contributed to the 401(k) plan. In addition, the 401(k) profit sharing plan permits discretionary company matching and discretionary non-elective employer contributions. In 2013, we began providing a matching contribution of up to 2.5% of eligible compensation of the participating employee, with a maximum contribution of $2,000 per year.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Compensation Committee Report

The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Chet Kapoor (Chairman)

John H. Kispert

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of February 28, 2017. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (2)	6,606,755	$21.05	8,261,563
Equity compensation plans not approved by stockholders	—	—	—
Total	6,606,755	$21.05	8,261,563

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.
(2)

Includes the following plans: Barracuda Networks, Inc. 2004 Stock Plan (the “2004 Plan”), SignNow, Inc. 2011 Equity Incentive Plan (the “SignNow Plan”), the 2012 Plan and the 2015 Employee Stock Purchase

Plan (the “ESPP”). The 2004 Plan was terminated in connection with the adoption of the 2012 Plan in May 2012. Shares subject to stock options or similar awards granted under the 2004 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2004 Plan that are forfeited to or repurchased by us, with the maximum number of shares to be added to the 2012 Plan from outstanding awards under the 2004 Plan equal to 1,344,978 shares. In addition, the 2012 Plan provides that the number of shares available for issuance under the 2012 Plan will be increased on the first day of each fiscal year beginning with the 2015 fiscal year, in an amount equal to the least of (i) 5,006,600 shares, (ii) four and one half percent (4.5%) of the outstanding shares on the last day of the immediately preceding fiscal year or (iii) such number of shares determined by the board of directors. On March 1, 2017, the number of shares available for issuance under the 2012 Plan increased by 2,380,370 shares pursuant to these provisions. The increase is not reflected in the table above. The SignNow Plan was assumed by us in connection with our acquisition of SignNow, Inc. in April 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 31, 2017 for:

•	each person or group, who beneficially owned more than 5% of our common stock;

•	each of our directors and nominees for director;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 52,811,301 shares of our common stock outstanding as of May 31, 2017. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 31, 2017 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of May 31, 2017 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Barracuda Networks, Inc., 3175 S. Winchester Blvd., Campbell, CA 95008. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Dean M. Drako (1)	3,687,934	7.0
Zachary S. Levow (2)	2,704,925	5.1
Named Executive Officers and Directors:
William D. “BJ” Jenkins, Jr. (3)	1,228,225	2.3
Michael D. Hughes (4)	142,208	*
Michael D. Perone (5)	5,767,560	10.9
David Faugno (6)	534,555	1.0
Jeffry R. Allen (7)	206,541	*
Chet Kapoor (8)	493	*
John H. Kispert (9)	3,197	*
Stephen P. Mullaney (10)	438	*
All current executive officers and directors as a group (9 persons) (11)	7,531,574	13.9

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Consists of (i) 639,573 shares held by Drako Trust F of which Mr. Drako is a trustee, (ii) 1,293,946 shares held by Negitoro LLC of which Mr. Drako is a manager, (iii) 935,363 shares held by Keyaki LLC of which Mr. Drako is a manager, (iv) 387,385 shares held by Dean M. Drako Living Trust of which Mr. Drako is a trustee, (v) 116,667 shares held by DD Investment Trust A of which Mr. Drako is a trustee, (vi) 240,000 shares held by DD Investment Trust B of which Mr. Drako is a trustee and (vii) 75,000 shares PermRecord Foundation of which Mr. Drako is a director.

(2)	Consists of (i) 2,088,347 shares beneficially owned by Mr. Levow, (ii) 103,124 shares subject to options exercisable within 60 days of May 31, 2017, (iii) 9,375 shares issuable upon vesting of RSUs within 60 days of May 31, 2017 (iv) 28,963 shares held by Holly Levow, Mr. Levow’s spouse, (v) 211,912 shares held by the Levow Family 2010 Irrevocable Trust, dated June 29, 2010, of which Mr. Levow is a grantor and a trustee, (vi) 131,602 shares of Common Stock held by the Zach Levow 2015 Grantor Retained Annuity Trust, dated October 1, 2015 for which the Reporting Person serves as trustee, and (vii) 131,602 shares of Common Stock held by the Holly Levow 2015 Grantor Retained Annuity Trust, dated October 1, 2015 for which the Reporting Person’s spouse serves as trustee.
(3)	Consists of (i) 409,476 shares held by Mr. Jenkins, (ii) 798,749 shares subject to options exercisable within 60 days of May 31, 2016 and (iii) 20,000 shares issuable upon vesting of RSUs within 60 days of May 31, 2017.
(4)	Consists of (i) 12,625 shares held by Mr. Hughes, (ii) 112,708 shares subject to options exercisable within 60 days of May 31, 2017 and (iii) 16,875 shares issuable upon vesting of RSUs within 60 days of May 31, 2017.
(5)	Consists of (i) 3,310,585 shares held by Mr. Perone, (ii) 103,125 shares subject to options exercisable within 60 days of May 31, 2017, (iii) 9,375 shares issuable upon vesting of RSUs within 60 days of May 31, 2017, (iv) 462,744 shares held by Michelle Perone, Mr. Perone’s spouse, (iv) 494,810 shares held by the Perone Family 2010 Irrevocable Trust dtd 6/29/2010, of which Mr. Perone is a grantor and a trustee, (v) 416,285 shares held by Perone 2012 Irrevocable Trust, of which Mr. Perone is a grantor and a trustee, (vi) 842,113 shares held by Consulting2 LLC, of which Mr. Perone is the managing member and (vii) 128,523 shares held by the Perone Family 2010 Irrevocable Trust-Exempt dtd 6/29/2010, of which Mr. Perone is a grantor and a trustee.
(6)	Consists of (i) 294,815 shares held by Mr. Faugno, (ii) 68,983 shares subject to options exercisable within 60 days of May 31, 2017, (iii) 20,937 shares issuable upon vesting of RSUs within 60 days of May 31, 2017, and (iv) 149,820 shares held by The Faugno 2012 Irrevocable Trust, under which Mr. Faugno is a grantor and a trustee.
(7)	Consists of (i) 135,919 shares held by The Jeffry & Terri Allen Revocable Trust dtd 1/29/02, of which Mr. Allen is a grantor and trustee, (ii) 69,511 shares subject to options exercisable within 60 days of May 31, 2017 and (iii) 1,111 shares issuable upon vesting of RSUs within 60 days of May 31, 2017.
(8)	Consists of 493 shares issuable upon vesting of RSUs within 60 days of May 31, 2017.
(9)	Consists of (i) 306 shares held by Mr. Kispert, (ii) 2,261 shares subject to options exercisable within 60 days of May 31, 2017 and (iii) 630 shares issuable upon vesting of RSUs within 60 days of May 31, 2017.
(10)	Consists of 438 shares issuable upon vesting of RSUs within 60 days of May 31, 2017.
(11)	Consists of (i) 6,226,844 shares beneficially owned by the Company’s directors and executive officers, (ii) 1,243,434 shares subject to options exercisable within 60 days of May 31, 2017 and (iii) 61,296 shares issuable upon vesting of RSUs within 60 days of May 31, 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Investor Rights Agreement

We are party to an Amended and Restated Investor Rights Agreement, dated as of October 3, 2012, with our co-founders, including Messrs. Perone and Levow and the entities affiliated with Dean M. Drako, Sequoia Capital and Francisco Partners, each of which beneficially own, or owned during the fiscal year ended February 28, 2017, greater than 5% of our outstanding capital stock, which provides, among other things, that certain holders of our common stock have certain rights relating to the registration of their shares of common stock.

Offer Letter Agreements, Change in Control Severance Agreements and Equity Awards

We have entered into offer letter agreements with certain of our executive officers. See the section titled “Executive Compensation—Executive Employment Agreements” for more information regarding these agreements.

We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. See the section titled “Executive Compensation—Change in Control Severance Agreements” for more information regarding these agreements.

We have granted equity awards to our executive officers and certain of our directors. See the sections titled “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” and “Management—Director Compensation” for a description of these equity awards.

In addition to the offer letter agreements with certain of our executive officers, in July 2013, we entered into an offer letter agreement with Mr. Levow, our co-founder, executive vice president and chief technology officer, which superseded all prior employment letter agreements he had with us. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Levow’s current base salary is $250,000 and he is not eligible to earn an annual incentive bonus in fiscal 2018. In fiscal 2017, Mr. Levow received $268,333 in salary and was not eligible to participate in our Bonus Plan.

Mr. Levow’s offer letter agreement further provides that upon a termination of his employment other than for cause (as such term is defined in the offer letter agreement) (including, if the termination is a result of death or disability) or a resignation for good reason (as such term is defined in the offer letter agreement), then Mr. Levow will be eligible to receive the following separation benefits, subject to him timely executing and not revoking a release of claims in a form acceptable to us:

•	continued payment of severance at a rate equal to his base salary and target bonus as then in effect for a period of 12 months;

•	payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents; and

•	accelerated vesting of outstanding equity awards that would have vested had he remained employed with us for an additional 12 months (or the greater of (x) 50% of the number of unvested shares subject to his then outstanding equity awards or (y) 12 months, in the event if the termination or resignation occurs within the 18 months following a change in control (as such term is defined in the offer letter agreement)).

Other than as described above, since March 1, 2017, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

The audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or stockholders who own greater than 5% of our outstanding common stock and their affiliates, in each case since the beginning of the most recently completed fiscal year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended February 28, 2017, all Section 16(a) filing requirements were satisfied on a timely basis, except for: (i) the Form 4 filed by Gordon Stitt on June 22, 2016 (reporting a transaction that occurred on November 8, 2013); (ii) the Form 4 filed by Michael D. Perone on March 10, 2016 (reporting transactions that occurred on June 1, 2015 and June 2, 2015); and (iii) the Forms 4 filed by Dean M. Drako on December 6, 2016, January 4, 2017 and February 1, 2017. Such late filings did not result in any liability under Section 16(b) of the Exchange Act.

Fiscal Year 2017 Annual Report and SEC Filings

Our financial statements for our fiscal year ended February 28, 2017 are included in our 2017 Annual Report on Form 10-K which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our 2017 annual report are posted on our website at http://investor.barracuda.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2017 annual report without charge by sending a written request to Barracuda Networks, Inc., Attention: Investor Relations, 3175 S. Winchester Blvd., Campbell, CA 95008.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Campbell, California

June 28, 2017

0

BARRACUDA NETWORKS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF BARRACUDA NETWORKS, INC.

The undersigned hereby appoints Diane C. Honda and William D. “BJ” Jenkins, Jr. as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all shares of common stock of Barracuda Networks, Inc. (the “Company”) standing in the name of the undersigned on June 21, 2017, with all powers which the undersigned would possess if present at the 2017 Annual Meeting of Stockholders of the Company to be held on August 10, 2017 or at any adjournment or postponement thereof. Receipt of the Notice of the 2017 Annual Meeting of Stockholders and Proxy Statement and the 2017 Annual Report is hereby acknowledged.

(Continued and to be signed on the reverse side.)

1.1	14475

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect the following Class I Director Nominees O Chet Kapoor O William D. “BJ” Jenkins, Jr. 2. To ratify the appointment of Ernst & Young LLP as Barracuda Networks independent registered public accounting firm for the fiscal year ending February 28, 2018. NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF BARRACUDA NETWORKS, INC. August 10, 2017 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20230000000000001000 9 081017 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18596 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.